Exhibit 99

                                          US AIRWAYS REPORTS MARCH TRAFFIC

       ARLINGTON, Va., April 4, 2003 -- US Airways reported its March 2003 passenger traffic today.

       Revenue passenger miles for March 2003 decreased 16.3 percent on 11.0 percent less capacity compared to March 2002. The passenger load factor for the month was 73.4 percent.

       For the first quarter of 2003, revenue passenger miles decreased 14.1 percent on 13.0 percent less capacity compared to the first three months of 2002. The passenger load factor for the period was 67.7 percent, a 0.9 percentage point decrease compared to the same period in 2002.

       The three wholly owned subsidiaries of US Airways Group, Inc. -- Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc. -- reported a 14.5 percent decrease in revenue passenger miles for the month of March on 12.2 percent less capacity. The passenger load factor was 51.9 percent, a 1.4 percentage point decrease compared to March 2002.

       For the first quarter of 2003, Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA, Inc., reported a 10.5 percent decrease in revenue passenger miles on 10.7 percent less capacity. The passenger load factor was 48.7 percent, a 0.1 percentage point increase compared to the first three months of 2002.

       US Airways ended the month by completing 99.1 percent of its scheduled flights, an improvement over March 2002 when the airline completed 98.9 percent of its scheduled flights.

       "The potential for war with Iraq during the first few weeks of March had a profoundly negative impact on our business and that of this industry and we continue to see bookings suffer as a result of this ongoing conflict," said David N. Siegel,
US Airways president and chief executive officer. "Uncertain of the duration of the war, we reduced our April schedule by about 5 percent to offset drop off in demand. We will continue to closely watch new booking trends to determine if further temporary reductions are necessary."

       "Despite these disappointing trends, our employees have performed admirably during our reorganization and since emergence, and I genuinely commend each and every one of them for their outstanding contributions," said Siegel.

       System mainline passenger unit revenue for March 2003 is expected to decrease between 4.0 percent and 5.0 percent compared to March 2002.

Certain of the information contained herein should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the company's current views with respect to current events and financial performance. Such forward looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of its financing facilities; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; the ability of the company to maintain satisfactory labor relations; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing costs; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors) and on demand (particularly from low cost carriers and multi-carrier alliances); weather conditions; government legislation and regulation; impact of the Iraqi war; other acts of war or terrorism; the commencement of public trading and market acceptance of the company's new common stock; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

	US AIRWAYS, INC.
SELECTED TRAFFIC STATISTICS

	March 2003	March 2002	Percent Change

Revenue Passenger Miles (000):
Domestic*	2,468,253	3,104,180	(20.5)
International*	721,739	704,769	2.4
Total - Scheduled Service	3,189,992	3,808,949	(16.3)
Total (Including Charter)	3,203,417	3,810,018	(15.9)

Available Seat Miles (000):
Domestic*	3,395,850	4,071,377	(16.6)
International*	949,991	811,139	17.1
Total - Scheduled Service	4,345,841	4,882,516	(11.0)
Total (Including Charter)	4,375,701	4,883,786	(10.4)

Passengers Boarded*	3,650,104	4,663,532	(21.7)
System Load Factor*	73.4	78.0	(4.6)
Average Passenger Journey*	873.9	816.8	7.0

* scheduled service

NOTE: Numbers may not add or calculate due to rounding

	US AIRWAYS, INC.
FIRST QUARTER 2003

	January - March 2003	January - March 2002	Percent Change

Revenue Passenger Miles (000):
Domestic*	6,404,602	7,903,044	(19.0)
International*	1,828,555	1,677,729	9.0
Total - Scheduled Service	8,233,157	9,580,773	(14.1)
Total (Including Charter)	8,255,194	9,582,148	(13.8)

Available Seat Miles (000):
Domestic*	9,563,903	11,757,066	(18.7)
International*	2,602,229	2,221,026	17.2
Total - Scheduled Service	12,166,132	13,978,091	(13.0)
Total (Including Charter)	12,210,318	13,979,714	(12.7)

Passengers Boarded*	9,426,837	11,825,262	(20.3)
System Load Factor*	67.7	68.5	(0.9)
Average Passenger Journey*	873.4	810.2	7.8

* scheduled service

NOTE: Numbers may not add or calculate due to rounding.

	US AIRWAYS EXPRESS**
SELECTED TRAFFIC STATISTICS

	March 2003	March 2002	Percent Change
Revenue Passenger Miles (000)	110,622	129,441	(14.5)
Available Seat Miles (000)	213,008	242,490	(12.2)
Passengers Boarded*	497,376	584,614	(14.9)
System Load Factor*	51.9	53.4	(1.4)
Average Passenger Journey	222.4	221.4	0.5

	US AIRWAYS EXPRESS**
FIRST QUARTER 2003

	January - March 2003	January - March 2002	Percent Change
Revenue Passenger Miles (000)	291,614	325,923	(10.5)
Available Seat Miles (000)	599,303	671,155	(10.7)
Passengers Boarded*	1,315,168	1,492,946	(11.9)
System Load Factor*	48.7	48.6	0.1
Average Passenger Journey	221.7	218.3	1.6

*scheduled service
** Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc.

NOTE: Numbers may not add or calculate due to rounding.

NUMBER: 4514